Exhibit (a)(5)(C)
17/B, Mahal Industrial Estate,
Mahakali Caves Road,
Andheri (East), Mumbai 400 093 India
Tel.: (91-22) 6645 5645
Fax.: (91-22) 6645 5685
For Immediate Release
Sun Pharma Commences All Cash Tender Offer to Purchase Taro Ordinary Shares for USD 7.75 Per Share
Mumbai, India: June 30, 2008: Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) today announced that Alkaloida Chemical Company Exclusive Group Ltd. (Alkaloida), a subsidiary of Sun Pharma, has commenced a tender offer for all outstanding Ordinary Shares of Taro Pharmaceutical Industries Ltd. (Taro) for USD 7.75 per share in cash.
On May 18, 2007, Taro and Sun Pharma’s subsidiaries entered into a Merger Agreement whereby Sun Pharma’s subsidiary would acquire Taro, which the Taro Board of Directors unanimously approved. In the event the merger was not consummated, Taro’s controlling shareholders led by Taro’s Chairman, Barrie Levitt, granted Sun Pharma an option to acquire all their shares, including all of the Founders’ Shares of Taro. On May 28, 2008, Taro improperly terminated the Merger Agreement, an action which Sun has challenged in the Supreme Court of the State of New York.
On June 25, 2008, Alkaloida exercised its Option under its Option Agreement to acquire all the shares held by the controlling shareholders of Taro. As required by the Option Agreement, Alkaloida has commenced a Tender Offer for all Ordinary Shares. The Option Agreement required that the Tender Offer be at USD 7.75 per share.
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, July 28, 2008, unless the tender offer is extended.
The tender offer is not conditioned on the availability of financing or the approval of the Board of Directors of Taro.
The complete terms and conditions will be set out in the Offer to Purchase, which will be filed with the U.S. Securities and Exchange Commission today, June 30, 2008. Taro shareholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, at 105 Madison Avenue, New York, New York 10016, (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885, Email: tenderoffer@mackenziepartners.com.
Greenhill & Co., LLC is acting as the Dealer Manager for the tender offer and MacKenzie is acting as the Information Agent for the tender offer.
About Sun Pharmaceutical Industries Ltd.
Established in 1983, listed since 1994 and headquartered in India, Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE:SUNPHARMA, BSE: 524715) is an international, integrated, speciality pharmaceutical company. It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, US and several other markets across the world. In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, diabetology, gastroenterology, and orthopedics. The company has strong skills in product development, process chemistry, and manufacturing of complex API, as well as dosage forms. More information about the company can be found at www.sunpharma.com.

Contacts
Uday Baldota		Mira Desai
Tel	+91 22 6645 5645, Xtn 605	Tel	+91 22 6645 5645, Xtn 606
Tel Direct	+91 22 66455605	Tel Direct	+91 22 66455606
Mobile	+91 98670 10529	Mobile	+91 98219 23797
E mail	uday.baldota@sunpharma.com	E mail	mira.desai@sunpharma.com

Brunswick Group for Sun Pharma	MacKenzie Partners
Nina Devlin / Erin Becker	Robert Marese
+1 212 333 3810	+1 212 929 5500
17/B, Mahal Industrial Estate,
Mahakali Caves Road,
Andheri (East), Mumbai 400 093 India
Tel.: (91-22) 6645 5645
Fax.: (91-22) 6645 5685

Arad Communications for Sun Pharma	Greenhill
Gali Dahan	Ashish Contractor
+972 3 7693320	+1 212 389 1537
Registered Office : SPARC, Tandalja, Vadodara – 390 020. India
Corporate Office : Acme Plaza, Andheri – Kurla Road, Andheri (East), Mumbai – 400 059. India